SolarCity First Quarter 2015 Shareholder Letter

153 MW Installed Exceeds Guidance of 145 MW

Record 237 MW Booked

Nominal Contracted Payments Remaining Up 144% Y/Y to $6.1 Billion

Incremental Q1 Economic Value Creation to Equity of $147 Million

Net Retained Value of $2.7 Billion

May 5, 2015

Dear Fellow Shareholders:

Entering 2015 with a strong start, SolarCity continued to drive significant growth in distributed solar energy deployment and create substantial value for shareholders.  Bookings of 237 MW were at record levels, and installations of 153 MW surpassed our expectations and generated an estimated 11% Unlevered IRR (as defined below) and an incremental $147 million in Economic Value Creation to Equity (as defined below).

Our development engine continues to power our growth and value creation, and our existing portfolio of installed and contracted solar assets is generating a steadily growing cash flow stream. At the end of the first quarter of 2015, we had close to 218,000 customers, $3.1 billion of solar energy systems assets capitalized on our balance sheet, and $6.1 billion of Estimated Nominal Contracted Payments Remaining. Net Retained Value (as defined below)—the net present value of all net customer cash flows forecast over the 30-year lives of the systems after net debt outstanding—was $2.7 billion as of March 31, 2015.

We have accumulated a material sum of Net Retained Value in our short history to date, and we continue to create higher levels of value with our new installations in each new quarter. Based on our 2015 guidance, Net Retained Value could be growing at an annualized pace of more than $1 billion by the end of this year.

Growing Momentum in Sales and Installation Throughput

•	MW Booked: 237 MW (up 74% Y/Y); residential up 69% Y/Y
•	MW Installed: 153 MW (up 87% Y/Y); residential up 108% Y/Y
•	New Customers: 27,938
•	Net Increase in Nominal Contracted Payments Remaining: $1.2 billion

In what tends to be one of our seasonally softer periods, our sales and installation teams delivered strong year-over-year growth in the first quarter of 2015 that exceeded our expectations. We booked a record 237 MW in the first quarter of 2015, up 74% year-over-year, for a total of 891 MW over the last twelve months. We experienced increased demand across all of our product offerings and the majority of our markets in the first quarter, as more new customers embraced the opportunity we provided them to switch to distributed solar and lower their utility bills with no upfront costs.

We added close to 28,000 new customers in the first quarter, and our Estimated Nominal Contracted Payments Remaining—an approximation of the revenue our lease/PPA/loan customers are expected to generate over the remaining life of their Energy Contracts—increased by a net $1.2 billion in the period. We view the increase in Estimated Nominal Contracted Payments Remaining as a better measure of our new sales activity than reported revenue, which is recognized over the life of the 20-30 year terms of our lease, PPA, and loan contracts.

Though we experienced the typical seasonal slowdown, in part due to winter weather on the east coast, our operations team powered ahead and installed 153 MW in the first quarter of 2015, up 87% year-over-year. Even with some of our key growth markets pounded by snow, residential installations grew 108% year-over-year to 139 MW. On many days, our installation crews literally dug their way to doorsteps and shoveled snow off rooftops to ensure many of our new east coast customers were able to go solar this last quarter. We can’t express enough gratitude and appreciation for the diligence and dedication of all our operations teams—all across the country.

California remained our largest market and jumped to the highest portion of our installs since early 2012, and Arizona installations declined as compared to the second half of 2014, after Salt River Project [SRP] imposed anticompetitive penalties on new solar customers in an attempt to exclude rooftop solar. Our growing east coast states declined vs. Q4 2014 owing to weather but were up roughly 80% year-over-year to close to one-quarter of our total installations.

Cost Reductions on Schedule

•	Blended Average Q1 Total Cost: $2.95 per watt down (9%) Y/Y
•	Q2 2015 Cost per Watt Outlook: Record lows expected following Q1 2015 seasonality

In our tenacious focus on every cost driver company-wide, one of the biggest drivers of cost reduction has been scale benefits. Very simply, fixed costs covered by a greater number of units lead to lower average costs. Of course, the flipside means lower volumes yield higher average fixed costs. Total cost in the first quarter of 2015 declined (9%) year-over-year to $2.95 per watt, though was up 3% versus $2.86 per watt in the fourth quarter of 2014 largely due to the impact of lower fixed cost coverage from the seasonal decline in MW Deployed. Installation cost was $2.09 per watt, down (14%) year-over-year and flat vs. the fourth quarter, excellent performance given the Q/Q volume declines. Sales costs ticked up slightly to $0.59 per watt as we continued to invest in our sales strategy to significantly ramp our salesforce headcount to drive the next leg up in bookings throughout the year. G&A costs of $0.27 per watt declined (10%) year-over-year, but increased versus the prior quarter owing largely to the seasonal decline in volume this quarter. Our cost goal for 2017 remains $2.50 per watt at which level we expect to continue to generate healthy Unlevered IRRs following the scheduled reduction in the federal investment tax credit from 30% to 10% in 2017. Reconciliation of our cost per watt to our GAAP financial statements is available on the investor relations section of our website (at investors.solarcity.com).

Energy Production Over 1 Terawatt-Hour and Growing

•	Cumulative MW Deployed: 1,212 MW at the end of Q1 2015
•	Cumulative Customers: 217,595
•	Energy Production (Trailing Twelve Months): 1.0 Terawatt-hour (TWh)
•	Estimated Nominal Contracted Payments Remaining: $6,106 million

At the end of the first quarter of 2015, we had 217,595 customers, up 97% over the last twelve months. We are over 20% of the way to our one million customer goal by mid-2018 with a full 3 ¼ years left, and we have even greater confidence that we will achieve it.

The value capture of each of our Customers is derived largely from the annuity-like cash flow stream of monthly payments underlying our Energy Contracts, which offer high cash margins and visibility over 20-30 years. Whether through a PPA, loan, or a lease, customer payments are effectively a function of the electricity produced by the system and the price of that electricity. Thus, the energy produced by our installed portfolio of contracted assets is largely proportional to the cash we collect and the revenue we recognize. The more energy this portfolio produces, the higher the revenue and cash we generate.

Energy Production Q1 2008 – Q1 2015

The chart above highlights not only how revenue and cash generation can be seasonal with the sun, but also how quickly the portfolio’s production of energy—and in turn cash—is ramping as we deploy more contracted MW every quarter. In the final days of the first quarter of 2015, our solar installations produced a record 5 GWh of energy in one day. This was less than one month after first crossing the 4 GWh-day mark, and we have yet to reach the highest production days of summer. As we continue to add more MW to our portfolio, we expect the revenue and cash flow run rate of our installed and contracted solar energy system assets to continue to grow significantly.

Our Estimated Nominal Contracted Payments Remaining as of the end of the first quarter of 2015 totaled $6.1 billion, up 144% year-over-year. Estimated Nominal Contracted Payments Remaining represents the sum of cash payments expected over the contracted lifetime of our lease, PPA, and loan customers. Relative to our cumulative Energy Contracts signed of 207,426, our blended average lifetime payments remaining under contract exceeds $29,400 per customer.

Our portfolio of contracted and installed solar assets that we have built since 2008 continues to outperform our forecasts. Average energy production has been running ahead of our projections at the time of install and operations and maintenance (O&M) expenses are running below our initial expectations, a solid testament to our products and partners. Finally, average customer payment performance remains better than that for prime mortgages.

Generating Healthy Returns and Economic Value in Q1 2015

•	Unlevered IRR: 11% forecast on Q1 2015 installations
•	Incremental Equity Net Present Value Creation: $147 Million forecast on Q1 2015 installation

SolarCity creates value like most businesses ultimately do: by maximizing cash inflows while minimizing cash outflows. Our inflows are derived from the customer payments received from the lease, PPA, and loan contracts on our installed solar energy system assets. Payments are driven by (a) the size of the system (kW installed), (b) the capacity factor—or the units of solar energy produced and sold (kWh production), and (c) the price of that energy ($/kWh)—which is largely driven by utility rates and incentives in each market. Our outflows consist primarily of the upfront investment in each contracted system (installation , sales, and G&A) and our cost of capital, as well as a small amount of ongoing O&M and inverter replacement costs.

In short, the higher the customer cash flows under long-term contract and the lower our costs, the more value we create for shareholders. Due to the large differential and long duration of cash flows underlying our solar investments, we believe that traditional earnings measures such as operating income, earnings before interest, depreciation, and amortization (EBITDA), and earnings per share (EPS), are not the most effective tools for capturing our full expected lifetime cash flow and return on investment. While we have historically used Retained Value as the primary metric to gauge our value capture, as of this quarter we will begin offering additional detail and color around our quarterly performance to better capture the value we are creating for our equity shareholders. Going forward, we will report two key additional quarterly metrics that we believe better refine the discussion of our true operating performance and economic returns: (1) Unlevered IRR and (2) Economic Value Creation to Equity forecast from our new deployments. Both metrics are based on deployments rather than installations to more accurately reflect our true costs which are not entirely settled until they are capitalized on the balance sheet on deployment.

In the first quarter of 2015, new MW Deployed under Energy Contracts were forecast to generate an Unlevered IRR of 11%. This represents a blended average of both commercial and residential leases and PPAs, as well as our MyPower loan product. MW Deployed in Q1 2015 yielded weighted average contract terms of (1) Year One energy production of 1,412 kWh/kW, (2) Year One energy price (including performance based incentives (PBIs) of $0.13/kWh as well as solar renewable energy credits (SRECs) generating ~$3 million per year over the contracted period of up to five years (though ignoring any potential future value beyond the contracted period), and (3) average annual escalator of 2.2% offset in part by an assumption of (0.5%) performance degradation. Based on our total cost of $2.95/W, gross project investment in our Q1 2015 deployments was $407 million. After upfront rebates and customer prepayments of $16 million and tax equity investment of $209 million, our net expected investment in Q1 2015 deployments was $183 million. Our MyPower product does not utilize tax equity, but the tax equity investment structures used for our leases and PPAs in the quarter were scheduled to receive a blended average of 30-40% of customer cash flows (after O&M) for 6.7 years and 5% thereafter. Net of these tax equity distributions, the unlevered cash flow forecast from our Q1 2015 deployments is forecast to average $18 million annually over the 6.7 year life of tax equity, $24 million in the post-tax equity period through Year 20 and $30 million thereafter. Our Unlevered IRR is based on the forecast of unlevered cash flow over the 30 year expected lives of the systems and includes a 10-year renewal assumption for our lease and PPA contracts.

Though we do not expect to raise all of our expected project debt financing until subsequent quarters, we ultimately expect to raise a total of $188 million in long-term debt financing on our Q1 2015 deployments over the next 12 months and thus generate $5 million in Year One cash with no upfront equity investment. Applying expected terms of the long-term debt financing (73% advance rate and 4.5% interest rate), we forecast our Q1 2015 deployments to generate net cash flow to equity of $5 million during the life of tax equity, rising to an average of $9 million during the post-tax equity period and $30 million after Year 20. Applying a 6% discount rate to these net cash flows to equity forecast over the 30-year system lives, our Q1 2015 deployments are forecast to generate $147 million, or $1.07 per watt, in Economic Value Creation to Equity.

Net Present Value of Forecasted Value from Energy Contracts After Net Debt Equals $2.7 Billion

•	Gross Retained Value: $3.1 Billion as of March 31, 2015
•	Net Retained Value: $2.7 Billion as of March 31, 2015

The present value measure of the unlevered net cash forecast from our cumulative portfolio of Energy Contracts, which we call Gross Retained Value totaled $3.1 billion at the end of the first quarter of 2015. Gross Retained Value is based on unlevered cash flows and is thus an enterprise value measure. Net Retained Value to equity excludes all debt financing, including solar asset-backed loans, aggregation and MyPower facilities, Solar Bonds, and our revolving debt outstanding—net of cash—on our balance sheet. Net Retained Value for equity shareholders was $2.7 billion as of March 31, 2015. In simpler terms, if we stopped booking new customers at the end of the first quarter and experienced no subsequent cancellations of booked contracts, we estimate our total net cash flows over the next 30 years are worth $2.7 billion for equity shareholders after the repayment of all debt.

GAAP Cash Flow and Project Financing

•	Undeployed Tax Equity Financing Capacity: 624 MW (as of May 4, 2015)
•	Financing Receivable of at least $665 Million
•	New $500M Revolving Aggregation Facility Closed
•	First Draws on $200M MyPower Revolving Facility in May

Our portfolio of installed lease, PPA, and loan solar energy assets generates a core stream of contracted cash flow that is not only recurring but also growing every year due to annual escalators. Nevertheless, our consolidated GAAP cash flow in any given period tends to be driven less by the underlying cash flow of the installed assets and far more by development cash flows related to investments and financing of new MW Booked and Installed every period.

Each of our contracted systems generates cash flow that generates positive returns over the project’s life, but it requires significant upfront investment to realize that return. Every time we sign a new customer, we fund the cost to install a new system. Essentially, we must fund our cash cost per watt to create a MW Booked and turn it into a MW Deployed. Our strategy is to cover as much of our investment in new MW development as possible with both net cash generated from customer payments and financing cash flows. Based on our current cost structure, we target positive cash generation in year one from each new residential installation through the use of both tax equity partner investment and supplemental project financing such as non-recourse asset-backed debt securities and aggregation facilities.

While our current financial strategy targets positive Year One cash generation from our portfolio by funding each installation’s costs with the requisite financing, our reported GAAP cash flow is typically negative in a given period owing simply to the difference in timing of investing and financing cash flows. While we consume cash in the development and working capital investment for each new installation, we often will not receive all of the expected project financing for a few quarters subsequent to the installation. The impact of this timing deficit is magnified during periods of high growth because higher MW investment requirements in one quarter will only be offset by financing of a lower level of MW from prior periods. To help better quantify the future cash to be generated from debt, we will begin reporting the potential pipeline of debt financing from our contracted solar assets as “Financing Receivables” (as defined below).

As of March 31, 2015, cash, cash equivalents, and short-term investments totaled $575.8 million. Cash and investments declined $66.8 million over the prior three months largely on this differential in timing of investing and financing cash flow. Total investing cash outflows were $316.8 million—including $16 million in capital expenditures for our manufacturing facilities. Total operating cash outflows were $171.3 million driven largely by $72.3 million in working capital investment, as well as continued development investment in sales, general and administrative expenses. Financing cash flows (excluding equity issuances and options exercises) totaled $426.7 million, offsetting only a portion of the $488.1 million in total operating and investing cash outflows largely due to the timing of debt financing, as we do not expect to fully debt finance our Q1 investment for another quarter or two. Assuming expected leverage ratios, we estimated over $665 million of Financing Receivables at March 31, 2015.

The capital markets not only remain healthy but are broadening for us, as we make continue to make progress in the solar asset-backed loan market and as our new Solar Bonds channel continues to gain traction (most recently with a $90 million investment from SpaceX). Undeployed tax equity capacity as of May 4, 2015 was 624 MW, which along with our $200 million MyPower revolving credit facility, provides us with ample financing for our 2015 needs. We also recently closed on a new $500 million non-recourse aggregation facility that is a first-of-a-kind in that it not only provides drawdowns upon installation (rather than as much as 90 days later) but is also a revolving credit facility that provides greater financing visibility than we have yet achieved with any aggregation facilities to date.

Q1 2015 GAAP Operating Results

For the first quarter of 2015, total GAAP revenue was $67.5 million and increased 6% compared to the first quarter of 2014. GAAP operating lease and solar energy systems incentive revenue was $54.8 million in the first quarter of 2015, up 88% year-over-year largely on growth in cumulative MW Deployed. Solar energy system sales and components revenue was $12.7 million. This includes MyPower solar loan revenue, which was not material in the first quarter of 2015 as it is recognized as customer payments are received over the life of the 30-year contract.

Operating lease and solar energy incentive gross margin was 41% including the impact of $4.3 million in amortization of intangibles. Solar energy system sales and components gross margin was (6%) due in part to the impact of upfront losses on projects recognized under the percentage of completion method, larger low margin commercial projects, and other one-time period costs. When solar energy system sale volumes are low enough, the allocation of indirect overhead (such as warehouse and fleet) costs will yield negative GAAP gross margins even though we target positive cash margins for all of our system sales.

Total GAAP operating expenses were $147.4 million, or $126.5 million excluding non-cash amortization of intangibles and stock compensation expense. Sales and marketing expenses grew 85% year-over-year to $86.7 million—including $6.7 million in non-cash amortization of intangibles and stock compensation expense—largely due to a 90% increase in our sales force over the last twelve months. G&A expenses of $48.7 million grew 47% on an increase in headcount, and R&D expenses grew 530% year-over-year to $12.1 million.

Non-GAAP earnings per share (EPS) was ($1.52). Please see below for an explanation and reconciliation of non-GAAP EPS and adjusted non-GAAP EPS.

Establishing Q2 2015 Outlook and Reaffirming Guidance for 2015 MW Deployed

While the first quarter of 2015 was impacted by the typical seasonal slowdown, we expect a resumption in installation volume growth to new records in the second quarter of 2015 as our operations continue to scale and weather improves on the East Coast.

For the second quarter of 2015, we expect MW Installed of 180 MW, which would represent year-over-year growth of 69% with residential growing north of 80%. While we now offer quarterly guidance on MW Installed, we reaffirm our full year guidance for 920 - 1,000 MW Deployed.

For Q2 2015 GAAP revenue guidance, we expect Operating Lease and Solar Energy Systems Incentive Revenue of $70 million - $74 million as we expect higher solar electricity production in the spring months along with higher operating lease solar assets deployed to drive strong sequential and year-over-year growth. Solar Energy System and Component Sale Revenue is expected to range between $16 million and $18 million.

Operating Lease and Solar Energy Systems Incentive Gross Margin is expected to range between 46%-50% (or 52%-56% excluding the impact of approximately $4 million in amortization of intangibles). Driven largely by an increase in sales investment, we expect Operating Expenses of $170 million - $177 million (including between $20 million and $25 million in non-cash amortization of intangibles and stock compensation expense). In turn, Non-GAAP Loss Per Share (before Income (Loss) Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests)* is expected to range between ($1.60) – ($1.70).

Looking Ahead to a Brighter Future with the Next-Generation Distributed Grid

All in, with strong momentum to kick off the year giving us growing confidence in our near-term outlook, we close our quarterly shareholder letter with a glimpse of our longer-term vision of the future for SolarCity, energy consumers, and the electric grid as a whole.

Over the last two months, we have launched two new product offerings that we expect to be some of the most important we’ve ever introduced with material ramifications for our service, our customers and ultimately grid infrastructure and energy management: Residential Home Storage and the Microgrid.

Ever since the first large scale central power station began operating in the United States in 1882, electric power generation has essentially utilized the same design principle. As the electric grid was built out over the ensuing decades, it has depended upon the same infrastructure and technology, but for a few upgrades and updates every few years. Since then, the combustion engine supplanted horse-drawn carriages, refrigerators eliminated the need for ice box deliveries, and wireless phones replaced the telegraph, but the foundation of the underlying electric grid and the utility business model really haven’t changed much at all. For over one hundred years, power generation and distribution has been in the hands of a monopoly power founded upon an infrastructure built around a centralized power plant and the transmission lines, substations, and distribution networks that carry power to the end user.

This grid was unquestionably an effective and powerful tool for electrifying the country and world initially—especially at the time it was built—but it faces some inexorable shortcomings: it’s inefficient and costly to maintain and upgrade, is prone to sudden and lasting disruptions, and is overly dependent upon dirty and polluting fossil fuel combustion. Technology advancement has opened up new possibilities to overcome those challenges through distributed energy resources—namely solar, storage, and smart inverters—which together we have assembled into a unique microgrid offering, a powerful and more efficient solution to energy management and infrastructure.

By innovatively connecting these distributed energy resources, SolarCity will not only be able to generate energy on site but also be able to store and manage it. We will be able for the first time to make the clean energy we produce available on demand. Not only will this provide us an unparalleled tool to balance generation and load and overcome all technical limitations to higher solar penetration, but it will also enable ancillary support and services for the grid such as voltage and frequency regulation. Just as the internet and email has vastly improved the cost and efficiency of communication, the advent of cost-effective storage combined with solar has the potential to usher in a new era for energy: One powered by a distributed grid that fosters competition, promotes consumer choice, is more resilient and reliable, and most importantly we believe is the cleanest and least costly option. With our new residential home storage and microgrid service offerings, we are at the vanguard of this transformation.

We have come a long way since our founding just a few years ago, and we have an even more exciting future ahead of us. Even with the extraordinary growth of the past few years, we have scarcely begun to penetrate the national and international markets for distributed generation. With the recent introduction of battery storage and microgrids, we look forward to bringing our technology systems and unique service and financing solutions to help redesign the power grid infrastructure for the next century.

We thank all of our customers, employees, advocates and shareholders for their continued passion and support. We are squarely focused on ensuring that this journey we are embarking upon together will not only be epic, but ever more rewarding.

Lyndon Rive, CEO	Brad Buss, CFO

* Non-GAAP Earnings per Share (EPS) Before Noncontrolling Interests

While GAAP EPS is based upon net income (loss) attributable to common stockholders, we also report non-GAAP EPS based upon net income (loss). The only difference between GAAP EPS and non-GAAP EPS is the sole line item net income (loss) attributable to non-controlling interests and redeemable noncontrolling interests.

Under GAAP accounting, we report net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests to reflect generally our joint venture fund investors’ allocable share in the results of these joint venture financing funds. Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests is calculated based generally on the hypothetical liquidation at book value, or HLBV method, which assumes that the joint venture funds are liquidated at the reporting date, even though liquidation may or may not ever occur. Additionally the returns that will be allocated to the investors over the expected terms of the funds may differ significantly from the amounts calculated under the HLBV method. Accordingly, we also report non-GAAP EPS based on earnings before net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests per share, which we view as a better measure of our operating performance.

According to this definition, non-GAAP earnings before noncontrolling interests and redeemable noncontrolling interests per share was ($1.52).

See below for a reconciliation of GAAP EPS to non-GAAP EPS.

Earnings Conference Call

We will hold a conference call today at 5:00 pm Eastern to discuss our first quarter 2015 financial results and outlook for second quarter 2015 and beyond. A live webcast of the call may be accessed over the Internet at the “Events and Presentations” link of the Investor Relations section of our website at http://investors.solarcity.com/events.cfm.

Participants should follow the instructions provided on the website to download and install the necessary audio applications in advance of the call. In addition, the earnings presentation slides will be available on our Investor Relations site by 5:00 pm Eastern. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode is 13606512. The replay will be available until May 12, 2015.

About SolarCity

SolarCity® (Nasdaq:SCTY) provides clean energy. We are disrupting the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company makes solar energy easy by taking care of everything from design and permitting to monitoring and maintenance. SolarCity currently serves 17 states. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Forward Looking Statements

This shareholder letter contains forward-looking statements that involve risks and uncertainties, including statements regarding SolarCity’s customer and market growth opportunities; SolarCity’s operational growth and expansion; financial strategies for cash generation and increasing shareholder value; the deployment of megawatts including estimated full-year 2015 megawatt deployment; the traction of battery-control systems; the installation of megawatts including estimated Q2 2015 megawatt installations; future bookings; the completion of commercial projects in development; GAAP revenue, gross margin, operating expenses and non-GAAP EPS for Q2 2015; estimated nominal contracted payments remaining; forecasted retained value of energy contracts; forecasted net retained value of energy contracts; economic value creation for equity and unlevered IRR of Q1 2015 megawatts deployed; cost goals by 2017; manufacturing facility construction schedule; forecasted access to capital; the amount of megawatts that can be deployed based on committed available financing; expected future GAAP and non-GAAP operating results; and assumptions relating to the foregoing.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. As of the date hereof, we have bookings for only a portion of the orders needed to achieve our megawatt projections and therefore expect the megawatts we need to deploy and/or install to meet our projections to be sourced substantially from new deployments of solar systems not currently under contract. In order to meet our projections, we will need to expand our workforce, increase our installation efficiency and exceed our existing bookings rate relative to what we have achieved to date. Additional key risks and uncertainties include the level of demand for our solar energy systems, the availability of a sufficient, timely, and cost-effective supply of solar panels and balance of system components, our ability to successfully integrate Silevo, LLC’s business, operations and personnel and achieve manufacturing economies of scale and associated cost reductions, our expectations regarding the Riverbend agreement and the development and construction of the Riverbend facility, including expected capital and operating expenses and the performance of our manufacturing operations; the effects of future tariffs and other trade barriers, changes in federal tax treatment, the effect of electric utility industry regulations, net metering and related policies, the availability and amount of rebates, tax credits and other financial incentives, the availability and amount of financing from fund investors, the retail price of utility-generated electricity or the availability of alternative energy sources, risks associated with SolarCity’s rapid growth, the success of our product development efforts and customer preferences, risks that consumers who have executed energy contracts included in reported nominal contracted payments remaining and backlog may seek to cancel those contracts, assumptions as to retained value under energy contracts and contract renewal rates and terms, assumptions as to leveraged retained value and MyPower retained value, including applicable net present values, performance-based incentives, and other rebates, credits and expenses, SolarCity’s limited operating history, particularly as a new public company, changes in strategic planning decisions by management or reallocation of internal resources, completion of preparation of financial statements and general market, political, economic and business conditions. You should read the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Current Reports on Form 8-K, which have been filed with the Securities and Exchange Commission, which identify certain of these and additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

SolarCity Corporation

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2014	2015
Revenue:
Operating leases and solar energy systems incentives	$29,072	$54,771
Solar energy systems and components sales	34,474	12,708
Total revenue	63,546	67,479
Cost of revenue:
Operating leases and solar energy systems incentives	15,979	32,260
Solar energy systems and components sales	32,782	13,460
Total cost of revenue	48,761	45,720
Gross profit	14,785	21,759
Operating expenses:
Sales and marketing	46,850	86,671
General and administrative	33,011	48,654
Research and development	1,923	12,120
Total operating expenses	81,784	147,445
Loss from operations	(66,999)	(125,686)
Interest expense - net	7,979	18,521
Other expense - net	25	2,104
Loss before income taxes	(75,003)	(146,311)
Income tax provision	(215)	(626)
Net loss	(75,218)	(146,937)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(51,155)	(125,412)
Net loss attributable to stockholders	$(24,063)	$(21,525)
Net loss attributable to common stockholders
Basic	$(24,063)	$(21,525)
Diluted	$(24,063)	$(21,525)
Net loss per share attributable to common stockholders
Basic	$(0.26)	$(0.22)
Diluted	$(0.26)	$(0.22)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	91,412	96,680
Diluted	91,412	96,680

SolarCity Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

	December 31,	March 31,
	2014	2015
Assets
Current assets:
Cash and cash equivalents	$504,383	$446,683
Short-term investments	138,311	129,166
Restricted cash	20,875	10,395
Accounts receivable - net	22,708	25,591
Rebates receivable - net	30,021	27,279
Inventories	217,223	227,676
Deferred income tax asset	13,149	12,469
Prepaid expenses and other current assets	55,729	65,442
Total current assets	1,002,399	944,701
Solar energy systems, leased and to be leased - net	2,796,796	3,073,600
Property, plant and equipment - net	101,914	163,048
Goodwill and intangible assets - net	539,557	531,470
MyPower customer notes receivable, net of current portion	34,544	138,316
MyPower deferred costs	13,147	60,746
Other assets	97,854	129,084
Total assets	$4,586,211	$5,040,965
Liabilities and equity
Current liabilities:
Accounts payable	$237,809	$216,807
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	8,552	9,065
Current portion of deferred U.S. Treasury grant income	15,330	15,330
Accrued and other current liabilities	152,408	185,119
Customer deposits	10,560	7,815
Current portion of deferred revenue	86,238	90,009
Current portion of long-term debt	11,781	11,712
Current portion of solar bonds	820	1,658
Current portion of solar bonds issued to related parties	330	90,330
Current portion of solar asset-backed notes	13,574	12,510
Current portion of financing obligation	29,689	30,778
Total current liabilities	567,091	671,133
Deferred revenue, net of current portion	557,408	662,776
Long-term debt, net of current portion	287,621	467,738
Solar bonds, net of current portion	2,593	7,982
Solar bonds issued to related parties, net of current portion	200	200
Convertible senior notes	796,000	796,000
Solar asset-backed notes, net of current portion	304,393	299,646
Long-term deferred tax liability	13,194	12,518
Financing obligation, net of current portion	73,379	65,248
Deferred U.S. Treasury grant income, net of current portion	397,486	393,637
Other liabilities and deferred credits	244,474	281,606
Total liabilities	3,243,839	3,658,484

Redeemable noncontrolling interests in subsidiaries	186,788	246,492
Stockholders' equity:
Common stock	10	10
Additional paid-in capital	1,003,992	1,032,090
Accumulated deficit	(258,360)	(279,885)
Total stockholders' equity	745,642	752,215
Noncontrolling interests in subsidiaries	409,942	383,774
Total equity	1,155,584	1,135,989
Total liabilities and equity	$4,586,211	$5,040,965

SolarCity Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended March 31,
	2014	2015
Operating activities:
Net loss	$(75,218)	$(146,937)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of property, plant and equipment and construction in progress	626	66
Depreciation and amortization	18,989	36,351
Non cash interest and other expense	1,392	3,782
Stock-based compensation, net of amounts capitalized	12,847	18,361
Deferred income taxes	4	4
Reduction in lease pass-through financing obligation	(10,282)	(10,570)
Changes in operating assets and liabilities:
Restricted cash	12,810	7,992
Accounts receivable	(2,860)	(2,883)
Rebates receivable	(3,269)	2,742
Inventories	5,181	(10,107)
Prepaid expenses and other current assets	(8,114)	(7,695)
MyPower deferred costs	-	(47,603)
Other assets	(564)	(10,292)
Accounts payable	(22,680)	(22,957)
Accrued and other liabilities	(7,377)	15,864
Customer deposits	(3,230)	(2,745)
Deferred revenue	58,437	5,345
Net cash used in operating activities	(23,308)	(171,282)
Investing activities:
Payments for the cost of solar energy systems, leased and to be leased	(187,383)	(294,998)
Purchase of property, plant and equipment	(4,741)	(30,497)
Purchases of short-term investments	—	(44,592)
Proceeds from sales and maturities of short-term investments	—	53,308
Payments to acquire redeemable noncontrolling interest in a subsidiary	(450)	—
Net cash used in investing activities	(192,574)	(316,779)

SolarCity Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended March 31,
	2014	2015
Financing activities:
Investment fund financings, bank and other borrowings:
Borrowings under long-term debt	100,541	178,082
Repayments of long-term debt	(50,960)	(752)
Proceeds from issuance of solar bonds	-	6,227
Proceeds from issuance of solar bonds issued to related parties	-	90,000
Repayments of borrowings under solar asset-backed notes	(671)	(5,817)
Payment of deferred purchase consideration	(957)	(1,249)
Proceeds from financing obligation	7,740	6,392
Repayments of financing obligation	(6,454)	(4,912)
Repayment of capital lease obligations	(382)	(716)
Proceeds from investment by noncontrolling interests and redeemable noncontrolling interests in subsidiaries	113,393	176,318
Distributions paid to noncontrolling interests and redeemable noncontrolling interests in subsidiaries	(9,273)	(16,857)
Proceeds from U.S. Treasury grants	243	-
Net cash provided by financing activities before equity and convertible notes issuances	153,220	426,716
Equity and convertible notes issuances:
Proceeds from exercise of stock options	5,133	3,645
Net cash provided by equity and convertible notes issuances	5,133	3,645
Net cash provided by financing activities	158,353	430,361
Net decrease in cash and cash equivalents	(57,529)	(57,700)
Cash and cash equivalents, beginning of period	577,080	504,383
Cash and cash equivalents, end of period	$519,551	$446,683

Operating Activity Metrics:

		Increase		Cumulative
	Q1 2014	Q4 2014	Q1 2015	as of 03/31/15
MW Deployed	82	176	143	1,212
MW Installed	82	177	153	1,229
Customers	17,664	21,318	27,938	217,595
Energy Contracts	17,344	21,406	29,971	207,426
Estimated Nominal Contracted Payments Remaining ($M)	$511	$837	$1,155	$6,106

Stock-Based Compensation Expense:

	Three Months Ended March 31,
in thousands	2014	2015
Cost of revenue	$826	$320
Sales and marketing	$3,040	$3,765
General and administrative	$8,475	$10,143
Research and development	$506	$4,133

Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses in Q1 2015:

in thousands
GAAP Operating Expenses	$147,445
- Stock Compensation Expense	(18,041)
- Amortization of Intangibles	(2,924)
= Non-GAAP Operating Expenses	$126,480

Reconciliation from GAAP EPS to Non-GAAP EPS in Q1 2015:

		GAAP Net Loss
	GAAP Net Loss	Attributable to Noncontrolling
	Attributable to	Interests and Redeemable	Non-GAAP
in thousands except per share	Stockholders	Noncontrolling Interests	Net Loss
Net loss	$(21,525)	$(125,412)	$(146,937)
/ Weighted Average Common Shares Outstanding	96,680	96,680	96,680
= Net Loss Per Share	$(0.22)	$(1.30)	$(1.52)

Retained Value Sensitivities:

The following tables provide quantitative sensitivity analyses of our estimates of Retained Value Under Energy Contract, Retained Value Renewal, Retained Value, and Retained Value per Watt as of March 31, 2015 on our and alternate assumptions.

		Retained Value Forecast ($M)					Retained Value Forecast ($/Watt)

		Discount Rate					Discount Rate
		4%	6%	8%			4%	6%	8%
	70%	3,630	2,844	2,291		70%	2.10	1.64	1.32
Renewal	80%	3,810	2,960	2,367	Renewal	80%	2.20	1.71	1.37
Rate	90%	3,985	3,074	2,442	Rate	90%	2.30	1.78	1.41
	100%	4,170	3,193	2,521		100%	2.41	1.85	1.46

		Retained Value Under Contract ($M)					Retained Value of Renewal ($M)

		Discount Rate					Discount Rate
		4%	6%	8%			4%	6%	8%
	70%	2,741	2,274	1,920		70%	889	570	371
Renewal	80%	2,741	2,274	1,920	Renewal	80%	1,069	686	447
Rate	90%	2,741	2,274	1,920	Rate	90%	1,244	800	522
	100%	2,741	2,274	1,920		100%	1,429	919	601

Definitions:

“Backlog” represents the aggregate megawatt capacity of solar energy systems not yet deployed as of the date specified pursuant to Energy Contracts and contracts for solar energy system direct sales executed as of such date.

“Customers” includes all residential, commercial and government buildings where we have installed or contracted to install a solar energy system, or performed or contracted to perform an energy efficiency evaluation or other energy efficiency services.

“Energy Contracts” includes all residential, commercial and government leases and power purchase agreements and consumer loan agreements pursuant to which consumers use or will use energy generated by a solar energy system that we have installed or contracted to install.  For landlord-tenant structures in which we contract with the landlord or development company, we include each residence as an individual contract.  For commercial customers with multiple locations, each location is deemed a contract if we maintain a separate contract for that location.

“Economic Value Creation to Equity” represents our estimate of the 30-year net present value at a discount rate of 6% of the forecasted net project cash flows available for distribution from MW Deployed during the applicable period under Energy Contracts. All estimates are before financing transaction costs. “Net project cash flows available for distribution” represents (i) Forecasted Gross Project Cash Flows, less the sum of (ii) Year One Net Project Investment, (iii) Tax Equity Lease/PPA Distributions, and (iv) Debt service on our Forecasted Non-Recourse Debt.

“Forecasted Gross Project Cash Flows” represent our estimate of the sum of total cash inflows we forecast from MW Deployed in the applicable period under Energy Contracts over the 30 year expected life of the system. This includes (a) payments that our customers are obligated to pay us over the remaining term of such contracts, (b) associated performance-based incentive (PBI) payments, (c) associated solar renewable energy credits (SRECs) that we have contracted to sell, typically representing 5 years of a total potential term of 15 years, and are net of (d) estimated operations and maintenance, insurance, administrative and inverter replacement costs, based on contractually agreed amounts as well as historic and forecasted expenses. Operations and maintenance, insurance, and administrative costs reflect our operating expenses in our funds, or are estimated at $0.021 per watt and assumed to grow at a 2.5% inflation rate per year, and inverter replacement unit costs are estimated to decline at a (2.5%) rate per year, implying $0.15 per watt in Year 11 and $0.12 per watt in Year 21. Energy production is estimated to degrade at 0.5% per year. For our MyPower Energy Contracts, we use the expected cash flows over the full term of the 30-year contract, and for lease and PPA Energy Contracts with terms less than 30 years, we assume the contracts are renewed at a contract price equal to 90% of the contractual price in effect at expiration of the initial term through the remainder of the expected 30-year system life.

“Year One Net Project Investment” represents our estimate of the total (installation, sales, and G&A) Year One cost of MW Deployed during the applicable period under Energy Contracts, net of (a) upfront state rebates and customer prepayments, (b) total expected investment from our tax equity fund investors in our lease and PPA Energy Contracts based on agreements already in place, and (c) Forecasted Non-Recourse Debt.

“Tax Equity Lease/PPA Distributions” are based on the terms of the agreements we have in place with our tax equity investment partners for the MW Deployed in the applicable period under lease and PPA Energy Contracts. We do not use tax equity investment for our MyPower product. For tax equity investment in our lease and PPA Energy Contracts, our investment partners share in a portion of the Forecasted Gross Project Cash Flows received over the term of the agreement. Our estimate is not inclusive of any potential buy-out of our tax equity partners’ interests in the project after Year 20.

“Forecasted Non-Recourse Debt” is estimated based on the forecasted terms of the long-term non-recourse debt we expect to issue collateralized by the MW Deployed in the applicable period under Energy Contracts. We forecast a 73% advance rate on the contracted Forecasted Gross Project Cash Flows for our lease and PPA Energy Contracts using a 6% discount rate and a 75% advance rate on the contracted Forecasted Gross Project Cash Flows for our MyPower loans using a 6% discount rate based on the terms of the current outstanding facility we use to fund that product. We further assume a 4.5% interest rate, implying principal amortization over ~ 20 years.

“Financing Receivables” represents our forecast of the additional non-recourse debt financing we estimate we have the capacity to issue through collateralizing our deployed Energy Contracts to date available for non-recourse debt financing. For our MyPower Energy Contracts, we assume total leverage of $2.65 per watt based on our existing outstanding facility to fund this product. For our lease and PPA Energy Contracts, we assume total leverage of $1.05 per watt for (as compared to our three prior solar asset-backed loan issuances at $1.24 per watt, $1.48 per watt, and $1.71 per watt).

“MW” or “megawatts” represents the DC nameplate megawatt production capacity.

“MW Booked” represents the aggregate megawatt production capacity of solar energy systems pursuant to customer contracts signed (with no contingencies remaining) during the applicable period net of cancellations during the applicable period. This metric includes solar energy systems booked under Energy Contracts as well as for solar energy system direct sales.

“MW Deployed” represents the megawatt production capacity of solar energy systems that have had all required building department inspections completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as for solar energy system direct sales.

“MW Installed” represents the megawatt production capacity of (a) residential solar energy systems, for which (i) all solar panels, inverters, mounting and racking hardware, and system wiring have been installed, (ii) the system inverter is connected and a successful DC string test has been completed confirming the production capacity of the system, and (iii) interconnection wiring has been completed and the system is capable of being grid connected, the latest of which is completed during the applicable period; and (b) for non-residential solar energy systems, for which (i) all solar panels, inverters, mounting and racking hardware, and system wiring have been installed, (ii) the system inverter is connected and a successful DC string test has been completed confirming the production capacity of the system, and (iii) the system is capable of being grid connected, the latest of which is completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as for solar energy system direct sales. In each case in-period completion of the above criteria may be demonstrated by written verification by each of the Chief Financial Officer and the Chief Operating Officer (which may include written sub-certifications).

“Net Retained Value” forecast represents Retained Value less (i) net debt outstanding as of the applicable period end and (ii) forecasted net cash costs to deploy backlog as of such date. “Net debt” represents the aggregate amounts outstanding under all non-convertible debt facilities, including all solar asset-backed loans, aggregation and MyPower facilities, Solar Bonds, other corporate debt, and our revolving credit facility as of the applicable period end, net of available cash and cash equivalents as of the applicable period end, and excludes outstanding convertible notes which we assume will be settled in equity. “Forecasted Net Cash Costs to Deploy Backlog” represents our estimate of the cash required to complete deployment of systems under Energy Contracts in backlog as of the applicable period end; it assumes the installation cost of the most recent period net of the expected tax equity investment from those deployments and no cancellations, and is net of the amount outstanding under our revolving credit facility as of the applicable period end, which we have assumed for this purpose to have been drawn down to fund initial sales costs and working capital to develop our backlog to date. This excludes incremental G&A and any potential future sales costs related to such MW.

“Nominal Contracted Payments Remaining” represents our estimate of the sum of cash payments that are customers are obligated to pay us under our Energy Contracts over the remaining term of such contracts.  This metric includes Energy Contracts for solar energy systems deployed and in Backlog.  As an example, if a customer is 2 years into her 20 year contract, then 18 years of contract payments remain. As an additional example, if a customer chose to pre-pay her Energy Contract, then it is included in estimated Nominal Contracted Payments Remaining only while it is in Backlog as the pre-payment has not been received. Payments for direct sales are not included.

“Retained Value” forecast represents the sum of both “Retained Value under Energy Contract” and “Retained Value Renewal.” Retained Value under Energy Contract represents our estimate of the forecasted net present value at a discount rate of 6% of Nominal Contracted Payments Remaining for all lease and PPA Energy Contracts (excluding consumer loan energy contracts) and estimated performance-based incentives and contracted solar renewable energy certificates allocated to us, net of amounts we are obligated to distribute to our fund investors, upfront rebates, depreciation, renewable energy certificates, solar renewable energy certificates and estimated operations and maintenance, insurance, administrative and inverter replacement costs, based on contractually agreed amounts as well as historic expenses. This metric includes all lease and PPA Energy Contracts for solar energy systems deployed and in Backlog. Retained Value Renewal represents our estimate of the forecasted net present value at a discount rate of 6% of the payments we would receive upon renewal of all lease and PPA Energy Contracts (excluding consumer loan agreements) through a total term of 30 years at a rate equal to 90% of the contractual rate in effect at expiration of the initial term, net of estimated operations and maintenance, insurance, administrative and inverter replacement costs, based on contractually agreed amounts as well as historic expenses. This metric includes all lease and PPA Energy Contracts for solar energy systems deployed and in Backlog. We assume renewal due to both (1) a higher life expectancy of the equipment used in our solar energy systems (typically 30 years or more) vs. a contract term (typically 20 years) and (2) our assumption utility retail rates continue to increase at their historic pace and our expectation that the price of our energy contracts will continue to represent an economic incentive for our customers to renew their contracts.

“Retained Value per Watt” is computed by dividing cumulative retained  value as of such date by the sum of total MWs deployed under Energy Contracts as of such date plus MWs booked under Energy Contracts as of such date but not yet deployed.

“Undeployed Tax Equity Financing Capacity” represents a forecast of the amount of MW that can be deployed based on committed available tax equity financing for Energy Contracts.

“Unlevered IRR” represents our forecast of the internal rate of return (IRR) we expect to receive on our unlevered Year One investment for MW Deployed during the applicable period under Energy Contracts based on (a) the Forecasted Unlevered Project Cash Flows Available for Distribution estimated from such Energy Contracts. “Unlevered Year One Investment” represents Year One Net Project Investment, less total expected investment from our tax equity fund investors in our lease and PPA Energy Contracts. “Forecasted Unlevered Project Cash Flows Available for Distribution” represents Forecasted Gross Project Cash Flows less Tax Equity Lease/PPA Distributions.

Investor Contact	Aaron Chew investors@solarcity.com 650-963-5920